Exhibit 99.2k(iii)


                              SERVICES AGREEMENT
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          THIS AGREEMENT is made as of the day of December, 2003 by and between [________]., a [Delaware corporation] (the "Administrator"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation ("ICCC").

                             W I T N E S S E T H:

          WHEREAS, The Topiary Benefit Plan Investor Fund LLC ("the Fund") is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Administrator desires to retain ICCC to provide certain services on behalf of the Fund, as set forth in this Agreement, and ICCC is willing so to serve.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Administrator hereby appoints ICCC to perform such services and to serve such functions on behalf of the Fund as set forth in this Agreement, on the terms set forth in this Agreement and the Appendices hereto. ICCC accepts such appointment and agrees to furnish such services and serve such functions.

2. Delivery of Documents. The Administrator has furnished ICCC with copies properly certified or authenticated of the following documents and will furnish ICCC from time to time with copies, properly certified or authenticated, of all amendments of or supplements thereto, if any:

          (a) Resolutions of the Fund's Board of Directors authorizing the appointment of ICCC to act in such capacities on behalf of the Fund as set forth in Section 3 to this Agreement;

          (b) The Fund's limited liability company operating agreement and all amendments thereto;

          (c) The Fund's most recent Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the "1933 Act"), and under the 1940 Act as filed with the Securities and Exchange Commission (the "SEC"); and

          (d) Copies of the Fund's most recent prospectus or prospectuses, including amendments and supplements thereto (collectively, the "Prospectus").

3.   Services to be Provided; Fees.

          (a) During the term of this Agreement, ICCC shall perform the following services:

               (i) Draft agendas, resolutions, and materials for quarterly and special board meetings;


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               (ii) Coordinate the preparation, assembly, and mailing of all board materials, including the collection of such materials as the Board may request from other Fund service providers or from other sources;

               (iii) Handle all inquires from Board members and communicate with Board members as needed to provide necessary information;

               (iv) Provide an employee to act as Secretary for the Fund, and draft and circulate minutes of all quarterly and special board meetings; and

               (v) Provide such other services as mutually agreed by the parties hereto.

          (b) For the services performed by ICCC pursuant to this Agreement, the Administrator will compensate ICCC in the amount of $[50,000] per year, payable quarterly in arrears.

4. Records. The books and records pertaining to the Fund as may be in the possession of ICCC shall be the property of the Fund. As applicable, such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, the Administrator, or the Fund's authorized representatives, shall have access to such books and records at all times during ICCC's normal business hours. Upon the reasonable request of the Fund or the Administrator, copies of any such books and records shall be provided by ICCC to the Fund, the Administrator, or the Fund's authorized representative at the Fund's expense.

5. Cooperation With Other Service Providers. In addition to any obligations set forth in this Agreement, ICCC shall cooperate with the Fund's other service providers and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such other service providers, as may be required by the Fund from time to time.

6. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for insuring that the Fund complies with all applicable requirements of the 1933 Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

7.  Expenses.

          (a) ICCC shall bear all expenses of its employees and overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund's directors and officers who are employees of ICCC.

          (b) ICCC shall bear no other expenses of the Fund or the Administrator, and shall have no obligation or responsibility to pay or cause to be paid any other expenses of the Fund or the Administrator.


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8.  Liability; Indemnification. Neither ICCC nor any of its officers, directors, or employees shall be liable for any error of judgment or for any loss suffered by the Fund or the Administrator in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on its or their part in the performance (or reckless disregard) of its or their obligations and duties under this Agreement. The Administrator agrees to indemnify and hold harmless ICCC and its nominees from all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1940 Act, and any state and foreign securities and blue sky laws, all as currently in existence or as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which ICCC takes or does or omits to take or do at the request or on the direction of or in reliance on the advice of the Fund; provided, that neither ICCC nor any of its nominees shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of ICCC's own willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties and obligations under this Agreement. Notwithstanding anything else in this Agreement to the contrary, ICCC shall have no liability to the Administrator or the Fund for any consequential, special, or indirect losses or damages that the Administrator or the Fund may incur or suffer as a consequence of ICCC's performance of the services provided in this Agreement.

9. Responsibility of ICCC. ICCC shall be under no duty to take any action on behalf of the Administrator except as specifically set forth herein or as may be specifically agreed to by ICCC in writing. In the performance of its duties hereunder, ICCC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement, but ICCC shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith, or gross negligence on the part of ICCC or reckless disregard by ICCC of its duties under this Agreement.

10. Non-Exclusivity. The services of ICCC to the Administrator are not to be deemed exclusive and ICCC shall be free to render accounting or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors, officers, or employees of ICCC may serve as directors or officers of the Fund, and that directors or officers of the Fund may serve as directors, officers, and employees of ICCC to the extent permitted by law; and that directors, officers, and employees of ICCC are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors, or officers of any other firm or corporation, including other investment companies.

11. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to the Administrator at [_________], Attention:
[__________] and to ICCC at One South Street, Baltimore, MD 21202, Attention:
Richard Hale.

12.  Miscellaneous.

          (a) This Agreement shall become effective as of the date first above written and shall remain in force for one year, unless terminated earlier in accordance with this


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          provision. This Agreement may be terminated at any time without the payment of any penalty, by any party hereto on ninety (90) days' written notice to the other party.

          (b) This Agreement shall be construed in accordance with the laws of the State of Maryland.

          (c) If any provisions of this Agreement shall be held or made invalid in whole or in part, the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by mutual consent of the parties with such valid provisions which in their economic effect come as close as legally possible to such invalid provisions.

          (d) Except as otherwise specified herein, ICCC shall be entitled to rely on any notice or communication reasonably believed by it to be genuine and correct and to have been sent to it by or on behalf of the Fund or the Administrator.

          (e) ICCC agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present, or potential shareholders, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where ICCC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund or the Administrator.

          (f) Any part of this Agreement may be changed or waived only by an instrument in writing signed by both parties hereto.


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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.





                                    [             ]
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                                    By:
                                        --------------------------------------


                                    INVESTMENT COMPANY CAPITAL CORP.



                                    By:
                                       ---------------------------------------



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